Exhibit 99.1

Contact: Dennis J. Simonis
President & COO
June 7, 2004	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

ANNOUNCES SECOND QUARTER DISTRIBUTION

AND APPOINTS JOHN KAI AS DIRECTOR

Hilo, Hawaii - - ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that the company declared a quarterly cash distribution of five cents ($0.05) per Class A Unit at the June 2004 meeting of the Board of Directors of its general partner, ML Resources, Inc. (MLR). The distribution is equal to the previous rate, and will be paid on Thursday, August 12, 2004 to the unit holders of record as of Wednesday, June 30, 2004. This distribution marks the 73rd consecutive quarterly distribution, dating back to the inception of the Partnership in 1986.

In other company news, John Kai, President of Pinnacle Investment Group, LLC, was appointed to the Board of Directors of ML Resources, Inc. Mr. Kai is a graduate of Sacramento City College in California. He has held various management positions with PaineWebber, Merrill Lynch and the Hyatt Regency and resides in Hilo, Hawaii with his wife Lori and their three children.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards on the island of Hawaii.